Exhibit 10(b)(6)


                     DATED          18 January          1991
                 -------------------------------------------







                           CHEMICAL FABRICS EUROPE (1)



                     AEROVAC SYSTEMS (KEIGHLEY) LIMITED (2)



                                 JOAN GIBSON (3)



                            HOWARD THOMAS GIBSON (4)





                                SUPPLY AGREEMENT











                                SUPPLY AGREEMENT

THIS AGREEMENT is made the 18th day of January 1991 BETWEEN CHEMICAL FABRICS EUROPE whose registered office is at Kilrush, Co Clare, Republic of Ireland ("Chemfab Europe") and AEROVAC SYSTEMS (KEIGHLEY) LIMITED whose registered officer is at Bradford Road, Sandbeds, Keighley, West Yorkshire BD20 5LN and HOWARD THOMAS GIBSON both of Aireville Greenhead Lane Keighley West Yorkshire B020 6EX ("the Gibsons")

W H E R E A S :

A. The Gibsons are shareholders of Aerovac Systems (Keighley) Limited whose registered office is at Bradford Road, Sandbeds, Keighley, West Yorkshire BD20 5LN

B. Aerovac as hereinafter defined wishes to purchase quantities of the Products and Chemfab Europe have agreed to supply such Products on the following terms:

A G R E E M E N T :

Interpretation

"The Products" means the products of Chemfab Europe listed in Schedule 1 hereto.

"The New Products" means any new products of Chemfab Europe referred to in Clause 6.

1. The Agreement will commence on the date hereof and will be in force for a period of three (3) years subject to Clause 10 hereof.

2. The Gibsons agree, to the extent that it is lawful to do so, that they will procure that Aerovac Systems (Keighley) Limited and any other company owned and or controlled by one or both of the Gibsons (hereinafter collectively referred to as "Aerovac") will purchase from Chemfab Europe and Chemfab Europe hereby agrees to supply to Aerovac 100% of their requirements for PTFE glass cloth, skived PTFE film products and all other fluoropolymer containing products (excluding fluoropolymer-containing films manufactured by a process other than skiving) a that Chemfab Europe (and/or Chemfab
     Europe's affiliates) manufactures and is willing and able to supply to Aerovac during the term of this Agreement and in accordance herewith.

3. Aerovac Systems (Keighley) Limited agrees to purchase from Chemfab Europe as their sole supplier 100% of their requirements for PTFE glass cloth, skived PTFE film products and all Chemfab Europe's other fluropolymer containing products that Chemfab Europe manufactures and is willing and able to supply to Aerovac Systems (Keighley) Limited during the term of this Agreement and in accordance herewith.

4.1 Notwithstanding the terms of Clauses 2 and 3 above, Aerovac shall be free to purchase its requirements for PTFE coated glass lacing tape and self-adhesive low-elongation PTFE film from any third party without restriction and the same shall not be construed to be a breach of this Agreement.

4.2 Notwithstanding the terms of Clauses 2 and 3 above, Chemfab Europe's obligation to supply fluoropolymer containing products to Aerovac shall be limited to uses by Aerovac in connection with composite molding operations within the aircraft and spacecraft industries and all other industries using similar composite moulding processes for applications related thereto.

5.1 During the term of this Agreement, Chemfab Europe's base price to Aerovac for each of the Products will be the unit price set out in column 3 of
     Schedule 1 subject to increase on 1st September 1991 and thereafter not more than once in every 12 month period on 1st September. Notwithstanding anything to the contrary in Chemfab Europe's Standard Terms and Conditions, Chemfab Europe's prices will only be increased to the extent that Chemfab Europe's actual costs have increased and selling price increases will be limited to a maximum of 5% of the previous year's base price. If required, Chemfab Europe will explain its cost increases, but Chemfab Europe shall not be required to disclose confidential actual cost data to Aerovac.

5.2 Any price increase shall not take effect in respect of orders already placed by Aerovac scheduled for delivery within 30 days of the effective date of the price increase but which remain unfulfilled at the date of the price review and in any event any price increase shall not take effect until 30 days have elapsed from the date of written notification to Aerovac of any such price increase.


5.3 Notwithstanding the provisions of Clauses 5.1 and 5.2, no increase in price shall take effect if it exceeds 5% of the then current price for the Product or if the increase would result in the price to Aerovac exceeding the highest price in respect of the Product charged to any other customer of Chemfab Europe (provided the Product or New Product is in fact sold to other customers of Chemfab Europe).

6. In respect of products of a type described in Clause 2 but not currently listed in Schedule 1 which Aerovac wishes to commence purchasing from Chemfab Europe ("New Products") Chemfab Europe will sell the New Products to Aerovac at prices which are the same as Chemfab Europe is then currently offering to its other customers buying in similar quantities at that time. This price will become the base price for the New Products and the provisions relating to price increases set out in Clause 5 above will apply mutatis mutandis.

7.1 Aerovac shall order from Chemfab Europe and Chemfab Europe shall accept all such orders for Products and New Products and shall supply the same in accordance with Chemfab Europe's Standard Terms and Conditions, as appended in Schedule 2. In the event of any inconsistency or conflict between the Standard Terms and Conditions and this Agreement, this Agreement shall prevail.

7.2 The following clauses of the Standard Terms and Conditions of Sale appended in Schedule 2 shall not apply to orders placed by Aerovac:

     Clauses 3.5, 5.4, 6.4, 9.3, 11.2, 11.3 and 14.3.

     The following clauses shall only take effect as amended and set out below:

     (a) Clause 5.1 provided that "without any deduction" is deleted from lines 9 and 10 thereof

     (b) Clause 5.3(c) provided that the words "(a part of a month being treated as a full month for the purpose of calculating interest)" be deleted from the first line and that the last line thereof be deleted;

     (c) Clause 5.5 provided that the words "agreed to be be" inserted after the word "expenditures in line eleven thereof, and that the words "shall also provide for partial availments against partial deliveries and" be deleted from the last line thereof;

     (d) Clause 7.9 provided that the words "(if any)" be inserted after the word "right" in the second line;

     (e) Clause 9.2 provided that the number "7" be replaced with "15" in the fourth line;

     (f) Clause 13.3 provided that the words "of or produced by the Seller" be inserted after the word "documents" in the second line thereof.

7.3 Orders placed by Aerovac and accepted by Chemfab Europe during the term of this Agreement will be fulfilled by Chemfab Europe as soon as practicable but in the event that Chemfab Europe becomes aware that it will be or is likely to be unable to satisfy any such order within the period stated in the order and accepted by Chemfab Europe, Chemfab Europe shall so notify Aerovac in writing of such inability and Aerovac will be free to purchase similar products from an alternative supplier and for the purposes of Clause 2 above any such products shall be deemed to have been purchased from Chemfab Europe.

7.4 Where Chemfab Europe is unable to satisfy Aerovac's requirements for a particular order, Chemfab Europe shall have no liability whatsoever to Aerovac for any increased costs or expenses whatsoever.

7.5 Chemfab Europe's inability to satisfy any particular order shall not relieve Aerovac from its obligations to place its future orders for that product and its current and future orders for other Products and the New Products with Chemfab Europe during the term of this Agreement.

8. Chemfab Europe shall not cease to manufacture or sell or modify in any substantial way the Products or New Products without giving to Aerovac 90 days' written notice of its intention and details of any such cessation and/or any proposed modification provided always that any outstanding orders for the Product or New Product in question shall not be affected by the same and shall be fulfilled in accordance therewith.

9. Chemfab Europe shall be entitled to assign in whole or in part the benefit and/or burden of this Agreement to an affiliate of Chemfab Europe but it shall not be entitled to assign to any third party without the prior written consent of Aerovac.

10.1 Without prejudice to Clause 1 above each party shall be entitled by giving notice in writing to the other party to terminate this Agreement forthwith if at any time:

10.1.1 the other party has breached this Agreement in any material respect and has further failed to remedy such breach within 30 days of written notice requiring such remedy; or

10.1.2 the other party becomes insolvent or makes any arrangement with or assignment for the benefit of creditors or has a receiver or distributor appointed over or having execution of judgment or distress levied upon the whole or part of its assets; or

10.1.3 an order is made or resolution passed for winding up or liquidation of the other party (except where any such event is only for the purposes of bona fide amalgamation or bona fide reconstruction and the resultant company emerging is or agreed to be bound by the terms hereof)

10.2 Termination shall operate without prejudice to the rights and obligations of either party in relation to the other which have accrued prior to or on termination or expiry of the Agreement.

10.3 Chemfab Europe shall fulfill any orders receive during any period of notice of termination whether given by Chemfab Europe or Aerovac save in the event that Chemfab Europe has given such notice and stating that the reason for termination is that Aerovac has failed to make any payments due hereunder.

11. Notices pursuant to or in respect of this Agreement shall be in writing in English and may be:

      (a) delivered by hand or sent by prepaid Recorded Delivery post to the registered office or main place of business of the receiving party in which case they shall be effective from the actual date and time of delivery; or

      (b) sent by telex or facsimile transmission to the actual telex or facsimile facility of the receiving party in which case they shall be deemed to be effective on the commencement of business of the next usual business day after the time of transmission and for the above purposes the following shall until further notice be the addresses to which such notices shall be sent:

      For Chemfab Europe:     Kilrush, County Clare,
                         Republic of Ireland

           Facsimile:    353 655 1423
           Telex:        70673 -CHEME1
           (Telephone:   353 655-1421)

           For Aerovac:  Bradford Road, Sandbeds,
                         Keighley, West Yorkshire,
                         BD20 5LN

           Facsimile:    0535 609754
           Telex:        517430 VACBAG G
           (Telephone:   0535 607457)

12.   Warranty

12.1 Chemfab Europe hereby warrants that all Products and New Products supplied to Aerovac hereunder shall be of merchantable quality, and in the event that any of the same are found to be defective Chemfab Europe shall at the option of Aerovac replace such defective items or refund the purchase price in respect thereof.

12.2 The repair, replacement or refund of purchase price in respect of any Products or New Products which are found not to be of merchantable quality shall be Aerovac's sole and exclusive remedy in respect of such defective Products or New Products and in no event shall Chemfab Europe or its affiliates be liable to Aerovac or to any other person for damage, injury or loss of any kind whatsoever (including loss of profits and consequential damages) to any person, property or animals caused directly or indirectly by the Products or New Products supplied.

13. Neither party shall be liable for any delay or failure to meet its obligations under this Agreement or any particular order pursuant thereto as a direct or indirect result of any cause whatsoever beyond its control including without limitation, strike, war or act if war (whether an actual declaration thereof is made or not), insurrection, riot or civil commotion, act of God, act of any governmental authority.

14. Each party agrees to maintain as secret and confidential all information that it may acquire from the other party or the other party's affiliates during this Agreement and shall disclose the same only to those of its employees to whom and to the extent that such disclosure is reasonably necessary for the purpose of this Agreement provided always that the foregoing obligations shall not apply to information which:

      (a) prior to receipt thereof from one party as in the possession ofthe other and at its free disposal; or

      (b) is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other; or

      (c) is or becomes generally available to the public through no act or default of the recipient party.

15.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties with respect to the subject matter.

15.2 No variation or amendment to this Agreement shall bind either party unless made in writing making reference to this Agreement and agreed in writing by duly authorized offices of both parties.

16. This Agreement and any contract entered into pursuant hereto shall be governed by and construed in accordance with English law and the parties hereby irrevocably agree to submit to the non-exclusive jurisdiction of the English courts.

IN WITNESS whereof each of the parties hereto has caused this Agreement to be signed by himself or herself or on its behalf by its duly authorised representative as appropriate the day and year first above written





SIGNED on behalf of CHEMICAL  )    /s/ Gabrial O'Gara
FABRICS EUROPE by             )    ------------------------



SIGNED on behalf of           )    /s/ Howard Thomas Gibson
AEROVAC SYSTEMS (KEIGHLEY)    )    ------------------------
LTD by                        )    /s/ Joan Gibson
                                   ------------------------



SIGNED by HOWARD THOMAS       )    /s/ Howard Thomas Gibson
GIBSON                        )    ------------------------



SIGNED by JOAN GIBSON         )    /s/ Joan Gibson
                                  -------------------------




                                    SCHEDULE 1

                                  THE PRODUCTS



Description                                             Unit Price

Style                             Width               Price per Linear
                                                      Metre STG Pounds
- ----------------------------------------------------------------------

Chemglas 100-3                    1000mm                     4.32
Chemglas 100-5                    1000mm                     6.52
Chemglas 100-5                    1270mm                     9.41
Chemglas 100-6                    1000mm                     7.82
Chemglas 100-10                   1000mm                    10.60
Chemglas 100-10                   1350mm                    14.25
Chemglas 100-10 COND              1525mm                    17.50
Chemglas 700-3                    1000mm                     3.68
Chemglas 700-5                    1000mm                     5.29
Chemglas 700-6                    1000mm                     6.47
Chemglas 400-3 M                  1000mm                     1.63
Chemglas 400-3 H                  1525mm                     3.74
Chemglas 400-3 M-108              1000mm                     3.00

Chemstik 700-3S                   1000mm                     8.49
Chemstik 700-5S                   1000mm                    10.06
Chemstik 700-6S                   1000mm                    11.31
Chemstik 700-10S                  1000mm                    14.34
Chemstik 700-5S COND              1000mm                    11.44

SPSA-3S                            600mm                     7.71
SPSA 5S                           1000mm                    11.26
SPSA 10S                          1000mm                    19.58

S-6006W                           1000mm                     5.20


                                 SCHEDULE 2

                     CHEMFAB STANDARD TERMS & CONDITIONS

                                  [ATTACHED]

                          CHEMICAL FABRICS EUROPE


1.   INTERPRETATION

1.1  In these Conditions:

     "Acknowledgment" means the Acknowledgment on the face hereof and all documents incorporated in it;

     "Buyer" means the person, firm of Company whose Order for the Goods is accepted by Seller;

     "Conditions" means the standard terms and conditions of sale as hereinafter appearing and (unless the context otherwise requires) includes any special terms and conditions agreed in writing between Buyer and Seller;

     "Contract" means the contract between Seller and Buyer for the purchase and sale of the Goods;

     "Goods" means the products or materials specified on the face hereof (including any installment of the goods or any parts for them) referred to in an Order of Buyer accepted by Seller in accordance with these Conditions;

     "Order" means an order for Goods submitted by Buyer to Seller or the acceptance by Buyer of an Invoice for the sale of Goods submitted by Seller to Buyer;

     "Seller" means Chemical Fabrics Europe, Kilrush, County Clare, Ireland;

     "in writing" includes telex, cable, facsimile transmission and comparable means of communication;

     "the 1980 Act" means the Sale of Goods and Supply of Services Act 1980.

     "Invoice"   means  the  Invoice  on  the  face  hereof  and  all  documents incorporated in it.

2.   GENERAL

2.1 These conditions shall govern the supply of Goods by Seller to Buyer and shall prevail over any inconsistent terms and conditions contained in or referred to in Buyer's order or in correspondence or elsewhere and all or any conditions or stipulations contrary to these are hereby excluded. No employee has authority to vary or add to or depart from these terms or make any representation about the Goods or the Contract made herein. No variation, waiver of, or addition to these conditions shall bind Seller unless agreed to by an authorised officer of Seller in writing.

2.2 Seller's employees or agents are not authorised to make any representations concerning the Goods unless confirmed by Seller in writing. In entering into the Contract, Buyer acknowledges that it does not rely on, and waives any claim for breach of, any such representations which are not so confirmed.

2.3 Any advice or recommendation given by Seller or its employees or agents to Buyer or its employees or agents as to the storage, application, or use of the Goods which is not confirmed in writing by Seller is followed or acted upon entirely at Buyer's own risk, and accordingly Seller shall not be liable for any such advice or recommendation which is not so confirmed.

2.4 Any typographical, clerical, or other error or omission in any sales literature, quotation, price list, acceptance of offer, invoice or other document or information issued by Seller shall be subject to correction without liability on the part of Seller.

3.   ORDERS

3.1 An offer will be constituted by an Order on the basis of an Invoice, and Seller's acceptance of such Order will create a contract on the terms set out in such Invoice, and on the terms set out in these Conditions and on the terms set out in any communication from Seller prior to or accompanying the acceptance of the Order. Each Order from Buyer constitutes the basis of a separate contract.

3.2 Unless otherwise agreed by Seller in writing the quantity, quality and description of and any specification for the goods shall be those set out in Seller's Invoice and/or Acknowledgment or in the absence of an Invoice and/or Acknowledgment, in Seller's acceptance or confirmation of Order and Buyer shall be responsible to Seller for ensuring the accuracy of the terms of any Order and for giving Seller any necessary information relating to the Goods within a sufficient time to enable Seller to perform the Contract in accordance with its terms.

3.3 (a) If the Goods are to be manufactured, or any process is to be applied to the Goods by Seller in accordance with a specification submitted by Buyer, it shall be the responsibility of Buyer to ensure that the specification accurately sets out all the requirements of the Buyer, and Buyer shall indemnify Seller against all loss, damages, costs and expenses awarded against or incurred by Seller in connection with or paid or agreed to be paid by Seller in settlement of any claim for infringement of any patent, copyright, design, trademark or other industrial or intellectual property rights of any other person which results from Seller's use of Buyer's specifications.

     (b) In the case of any dispute and/or claim arising in connection with any such alleged infringements Seller reserves every right to cancel and make null and void this Contract at its discretion and to hold Buyer responsible for any loss caused thereby to Seller. Nothing herein contained shall be construed as transferring any patent, utility model, trade mark, design or copyright in the Goods; all such rights are expressly reserved to the true and lawful owners thereof.

3.4 Seller reserves the right to make any changes in the specification of the Goods which are required to conform with any applicable safety or other statutory requirements or, where the Goods are to be supplied to Seller's specification, which do not materially affect their quality or performance.

3.5 No order which has been accepted by Seller may be cancelled by Buyer except with the agreement in writing of Seller and on terms that Buyer shall indemnify Seller in full against all loss (including loss of profit), costs (including the cost of all labour and materials used), damages, charges and expenses incurred by Seller as a result of cancellation.


4.   PRICES

4.1 The price of the Goods shall be the sum specified by Seller on the Invoice and/or Acknowledgment or where no sum has been specified (or where the price specified is no longer valid) the price listed in Seller's published price list current at the date of acceptance of the Order. All prices specified in the Seller's published price list are subject to variation without notice. Subject to clause 4.2 hereof all prices specified are valid for 30 days only or until acceptance by Buyer (whichever is the earlier).

4.2 Seller reserves the right to increase the prices specified on the Invoice and/or Acknowledgment should there be any increase in the cost of labour, materials, duties, taxes, rates of exchange, freight, or other charges, expenses or costs payable by Seller. All prices specified on the Invoice and/or Acknowledgment are exclusive of Value Added Tax or any other tax thereafter imposed or any other third party liabilities and any Value Added Tax or other tax payable in respect of Goods supplied will be borne by Buyer.

4.3 Any new or increased taxes, customs duties, import surcharges, or other governmental charges which become effective after the date of the Contract shall be for the account of Buyer even if the Goods are sold on terms such as delivered or duty paid terms.

4.4 Customs duties, consular fees and other taxes, dues or fees charged in accordance with any laws or regulations of the country of destination, as well as any costs connected therewith, shall be borne by Buyer. In the case of delivery including customs or other duties, the price quoted is based on the rates in force at the time of quoting. The actual expenses will be charged to Buyer.

4.5 The prices denotes the currency of payment to Seller, irrespective of what price Buyer may pay for foreign exchange, which shall be at the Buyer's risk.

4.6 Except as otherwise stated under the terms of any quotation or in any price list of Seller, and unless otherwise agreed in writing between Buyer and Seller, all prices are given by Seller on an ex works basis, and where Seller agrees to deliver the Goods otherwise than at Seller's premises, Buyer shall be liable to pay Seller's charges for transport, packaging and insurance.

5.   TERMS OF PAYMENT

5.1 Seller shall be entitled to invoice Buyer for the price of the Goods on or at any time after delivery of the Goods unless the Goods are to be collected by Buyer or Buyer wrongfully fails to take delivery of the Goods, in which event Seller shall be entitled to invoice Buyer for the price at any time after Seller has notified Buyer that the Goods are ready for collection or as the case may be the Seller has tendered delivery of the Goods. All payments shall be made within thirty days of the end of the invoice month without any deduction free of charge to the address for payment prescribed by Seller unless otherwise agreed.

5.2 If a transfer of payments from the country from which payment has to be made should be impossible on the due date, Buyer shall nevertheless pay the equivalent of the amount owed into a bank in the said country within the stipulated time. In the case of deterioration of the rate of exchange for amounts paid in a currency not agreed upon. Buyer shall make good such deficiencies by additional payment.

5.3 If Buyer fails to make any payment on the due date then, without prejudice to any other right or remedy available to Seller, Seller shall be entitled to:

     (a)  cancel the Contract or suspend any further deliveries to Buyer,

     (b) appropriate any payment made by Buyer to such of the Goods (or the goods supplied under any other contract between Buyer and Seller) as Seller may think fit (notwithstanding any purported appropriation by Buyer), and

     (c) charge Buyer interest (both before and after any judgment) on the amount unpaid, at a rate equal to that payable by Seller on overdraft borrowings until payment in full is made (a part of a month being treated as a full month for the purpose of calculating interest). A statement from Seller as to the rate of interest applicable under this clause 5.3 shall in the absence of manifest ever be conclusive. The Buyer shall be responsible for all costs legal or otherwise incurred by Seller in seeking payment of the sum due.

5.4 No payments may be withheld nor any counter-claim of Buyer be set-off against the payment without the consent of Seller.

5.5 If payment under the contract is to be made by letter of credit then unless otherwise mentioned on the face thereof, Buyer shall establish an irrevocable and confirmed letter of credit with a prime bank satisfactory to Seller which letter of credit shall be in a form and upon terms satisfactory to Seller, and shall be in favour of Seller, and shall provide that all payments shall be made only to the order of Seller. Any such letter of credit shall refer to the Contract by its sums, if any, as may be advanced by Seller for consular invoices, inspection fees, and other expenditures made by Seller for the account of Buyer. The letter of credit shall also provide for partial availments against partial deliveries and shall be maintained for a period of not less than 30 days after the latest shipment set forth on the face hereof.

6.   DELIVERY

6.1 Delivery of the Goods shall be made by Buyer collecting the Goods at Seller's premises at any time after Seller has notified Buyer that the Goods are ready for collection or, if some other place for delivery is agreed by Seller, by Seller delivering the Goods to that place. If the Goods are to be delivered away from Seller's premises to the method or route of carriage from Seller's premises Seller shall have the option at the risk and expense of Buyer to nominate the method and route and Buyer shall have full responsibility for any loss or damage caused to the Goods once they have left Seller's premises.

6.2 All delivery dates mentioned by Seller are approximate only and not of contractual effect. Time of delivery is not of the essence of the Contract nor shall Seller be under any liability in respect of any delay in delivery for whatever reason. The Goods may be delivered by Seller in advance of the quoted delivery date upon giving reasonable notice to Buyer.

6.3 Where delivery of the Goods is to be made by Seller in bulk, Seller reserves the right to deliver up to 10 per cent more or 10 per cent less than the quantity ordered without any adjustment in the price, and the quantity so delivered shall be deemed to be the quantity ordered and the buyer shall be obliged to accept and pay the contract rate for the quantity of goods delivered.

6.4 Seller may complete an Order by installments and invoice the installments separately. Payment of any installment due is a condition precedent to starting further deliveries. Seller shall have the right to terminate the Contract when any installment or payment is in arrears. The losses of Seller resulting from withholding deliveries of Goods due to non-payment by Buyer shall be refunded by Buyer but Buyer shall not have any entitlement to compensate from Seller in respect of such termination or withholding.

6.5 If Buyer fails to take delivery of the Goods or fails to give Seller adequate delivery instructions at the time stated for delivery (otherwise than by reason of any cause beyond Buyer's reasonable control or by reason of Seller's fault) then, without prejudice to any other right or remedy available to Seller, Seller may:

     (a) store the Goods until actual delivery and charge the Buyer for the reasonable costs (including insurance) of storage; or

     (b) sell the Goods at the best price readily obtainable and (after deducting all reasonable storage and selling expenses) retain for its own account the excess over the price under the Contract or charge the Buyer for any shortfall below the price under the Contract.

7.   RESERVATION OF OWNERSHIP

7.1 The title in the Goods supplied by Seller to Buyer shall remain the property of Seller until all debts owing to Seller or to be created in the future and arising from the business connection with Buyer have been paid in full.

7.2 Until property in the Goods passes to Buyer, Buyer shall keep the Goods as bailee and in a fiduciary capacity for Seller and shall ensure that the same remain at all times separately identifiable as the property of Seller (such storage to be in accordance with Seller's recommendations) and shall return them to Seller on request.

7.3 Buyer shall, while in possession of any Goods the property wherein rests in Seller, keep the Goods fully insured and any monies received by Buyer on foot of any insurance policy in respect of any damage, deterioration, loss or destruction of the Goods shall be held on trust for Seller.

7.4 Should Buyer, while in possession of any Goods the property wherein remains in Seller, sell or dispose of the Goods to any other person, such part of the proceeds of such sale or disposal as is attributable to the price due by Buyer to Seller in respect of such goods, shall be held by Buyer on trust for Seller said proceeds to be paid into a separate account and held on trust for Seller as the property of Seller.

7.5 Seller may at any time, give notice to Buyer requiring Buyer to re-deliver at Buyer's expense any Goods supplied by Seller in which Seller has property where Buyer is in default of payment for longer than thirty days from the date of the invoice or if any bill of exchange, cheque or other negotiable instrument drawn or accepted or endorsed by Buyer in favour of the Seller is dishonoured on presentation for payment.

7.6 Any servant, agent or contractor authorized by Seller shall be entitled to enter upon any premises of Buyer for the purpose of removing any Goods which are the property of Seller and which are in the possession of Buyer.

7.7 Where a cheque, bill of exchange or other negotiable instrument is offered as payment for any Goods, Seller shall not be deemed to have received payment until the cheque, bill of exchange or other negotiable instrument has been cleared and honoured.

7.8 In the event of Buyer selling or disposing to any person, goods, property wherein has not passed from Seller to Buyer, Buyer shall hold any rights or remedies in respect of such sale or disposal in trust for Seller and shall, if directed by Seller, exercise any such rights or remedies on behalf of Seller and for the benefit of Seller.

7.9 Nothing in these conditions shall prejudice Seller's right to payment of the price of the Goods damages, loss of profit and interest.

8.   TRANSFER OF RISK

8.1 Notwithstanding the provisions of Condition 7 risk of damage to or loss of the Goods shall pass to Buyer:

     (a) In the case of Goods to be delivered at Seller's premises, at the time when Seller notifies Buyer that the Goods are available for collection; or

     (b) in the case of Goods to be delivered otherwise than at Seller's premises, at the time of delivery or, if Buyer wrongfully fails to take delivery of the Goods, the time when Seller has tendered delivery of the Goods.

9.   EXCLUSION OF WARRANTY

9.1 (a) Subject to paragraph (b) hereof Seller makes no warranty or representation as to the quality of any Goods or their fitness for a particular purpose or their conformity with any description or sample unless such warranty or representation has been expressly stated in writing by Seller and Seller shall not be responsible to Buyer or to any other person for damage injury or loss of any kind whatsoever (including loss of profits and consequential damages) to any property persons or animals caused directly or indirectly by the Goods supplied, advice given or any act or omission by Seller; and Buyer shall indemnify Seller in respect of all claims made by any person against Buyer or Seller in respect of such damage injury or loss.

     (b) The exemptions from the provisions of Section 13, 14 and 15 of the Sale of Goods Act 1893 ("the 1893 Act") (as inserted by Section 10 of the Sale of Goods and Supply of Services Act 1980 ("the 1980 Act")) contained in paragraph (a) hereof shall, in all cases other than a contract for the international sale of goods (as defined in the 1980 Act) be subject to the restrictions on such exemptions contained in Section 55(4) of the 1893 Act (as inserted by Section 22 of the 1980 Act).

9.2 Any claim by Buyer which is based on any defect in the quality or condition of the goods or their failure to correspond with specification shall (whether or not delivery is refused by Buyer) be notified to Seller within 7 days from the date of delivery or (where the defect or failure was not apparent on reasonable inspection) within a reasonable time after discovery of the defect or failure. If delivery is not refused, and Buyer does not notify Seller accordingly, Buyer shall not be entitled to reject the Goods and Seller shall have no liability for such defect or failure, and Buyer shall be bound to pay the price as if the Goods had been delivered in accordance with the Contract.

9.3 Where any valid claim in respect of any of the Goods which is based on any defect in the quality or condition of the Goods or their failure to meet specification is notified to the Seller in accordance with these Conditions, Seller shall be entitled to replace the Goods (or the part in question) free of charge or, at Seller's sole discretion, refund to Buyer the price of the Goods (or a proportionate part of the price), but Seller shall have no further liability to the Buyer.

10.  FORCE MAJEURE

10.1 Seller shall not be liable to Buyer or be deemed to be in breach of the Contract by reason of any delay in performing, or any failure to perform, any of Seller's obligations in relation to the Goods, if the delay or failure was due to any cause beyond Seller's reasonable control. [Without prejudice to the generality of the foregoing the following shall be regarded as causes beyond the Seller's reasonable control:

     (a)  act of God, explosion, flood, tempest, fire or accident of any sort;

     (b) war or threat of war, sabotage, insurrection, civil disturbance or requisition;

     (c) acts, restrictions, regulations, by-laws, prohibitions or measures of any kind on the part of any governmental, parliamentary, local or other authority (including but without limited to naval or military authorities);

     (d)  import or export regulations, embargoes or blockades;

     (e) strikes lockouts or other industrial actions or trade disputes whether actual or threatened and whether involving employees of Seller or of a third party;

     (f) difficulties in obtaining raw materials, labour, fuel, parts of machinery;

     (g)  power failure or breakdown in machinery.

10.2 Any additional or increased freight or insurance premium or other charges relating to the sale, loading, delivery, storage and transportation of the Goods which shall be incurred as a result of or in consequence of any cause or causes specified in paragraph 10.1 hereof or otherwise howsoever arising shall be for the account of Buyer.

11.  TERMINATION

11.1 If Buyer becomes bankrupt, or enters into an arrangement with his creditors or if execution is levied against him or (if a Company) a petition be presented or an order is made or resolution is passed for a winding up of Buyer or if a receiver is appointed over any property of Buyer or if Buyer becomes insolvent or if Buyer is in breach of any contract with Seller, Seller may stop any Goods in transit and suspend further deliveries and may determine the Contract with Buyer without prejudice to any existing claim of Seller and nothing in this condition shall prejudice any other right vested in Seller.

11.2 Seller may terminate the Contract at any time by giving to Buyer fourteen days notice of such termination and Seller shall not be liable to make any payment whatsoever on foot of such termination.

11.3 In the event that as a result of some material breach of the Contract by Seller, the Contract is cancelled by Buyer, Seller shall, without prejudice to any other rights which it may have against Buyer, be entitled to recover from Buyer payment for all Goods delivered hereunder as well as payment in respect of Goods manufactured or partly manufactured for Buyer under this or any other Contract but not delivered to Buyer at the date of cancellation. Any such cancellation by Buyer shall be effected by giving 21 days written notice thereof to Seller specifying the alleged breach of the Contract.

12.  EXPORT TERMS

12.1 In these Conditions 'INCOTERMS' means the international rules for the interpretation of trade terms of the International Chamber of Commerce as in force at the date when the Contract is made. Unless the context otherwise requires, any term or expression which is defined in or given a particular meaning by the provision of INCOTERMS shall have the same meaning in these Conditions, but if there is any conflict between the provisions of INCOTERMS and these Conditions, the latter shall prevail.

12.2 Where the Goods are supplied for export from Ireland the provisions of Condition 9 and this 12 shall (subject to any special terms agreed in writing between Buyer and Seller) apply notwithstanding any other provision of these Conditions.

12.3 Buyer  shall  be  responsible   for  complying  with  any   legislation  or
     regulations governing the importation of the Goods into the country of destination and for the payment of any duties thereon.

12.4 Unless otherwise agreed in writing between Buyer and Seller, the Goods shall be delivered from the air or sea port of shipment.

13.  SAMPLES

13.1 All Goods are supplied subject to reasonable availability to Seller of suitable materials and Seller reserves the right without notice to substitute suitable materials other than those mentioned in the Contract.

13.2 All drawings, specifications, brochures, catalogues, labels, price lists and advertising matter are intended merely to present a general idea of the Goods or services described therein and are not intended thereby to constitute any sale or sale by description nor shall they form part of the Contract.

13.3 All drawings, designs, specifications and other documents are and shall remain the property of Seller who shall retain all copyrights therein and such drawings, designs, specifications or other documents must not be copied, reproduced or divulged either directly or indirectly to any other person without the prior written consent of Seller and shall be returned to Seller if so requested.

13.4 Samples are sent and inspected solely to enable Buyer to judge the visual appearance of the Goods and are not intended to constitute any sale a sale by sample. All samples remain the property of Seller and shall be returned by Buyer to Seller on request.

13.5 All information concerning quantities and designs, drawings, explanations, descriptions and illustrations submitted by Seller are to be considered as approximate and are not binding.

14.  GENERAL

14.1 These Conditions shall be subject to and construed in accordance with the laws of Ireland.

14.2 The Buyer hereby irrevocably agrees to submit to the non exclusive jurisdiction of the Courts of Ireland.

14.3 Any dispute arising under or in connection with these Conditions or the sale of the Goods shall be referred to arbitration by a single arbitrator appointed by agreement or (in default) nominated on the application of either party by the President for the time being of the Incorporated Law Society of Ireland. Any such arbitration shall be governed by the provisions of the Arbitration Acts 1954-1980.

14.4 Even in the event of individual clauses of the Contract being invalid, its remaining parts shall continue to be binding. Should any clause be invalid wholly or in part, the contracting parties will endeavor without delay to attain the economic result aimed at the invalid clause in another legally admissible manner.

14.5 Any notice or written communication provided for in the Conditions shall be sufficiently given if:

     (a) personally delivered or sent by post to the address set forth herein of the party to which the notice or communication is being given, or to such other address as such party shall communicate to the party giving the notice or communication; or

     (b) transmitted by telex, facsimile or other means of visible electronic production to the correct transmission number of the party to whom it is being transmitted.

14.6 Any notice, or communication, given or sent by post hereunder, shall be sent by registered post.

14.7 Every notice or communication given in accordance with the provisions of this clause shall be deemed to have been received as follows:

          Means of Despatch             Deemed Received
          -----------------             ---------------

          Personal Delivery             On Delivery

          Post                          Two (2) business days after
                                        posting

          Telex, facsimile or           One (1) business day
          other means of visible        in the country of
          electronic reproduction       receipt after trans-
                                        mission to the correct number.

14.8 Without  prejudice   to  the  validity  of  any   notice  or  communication
     transmitted hereunder by telex, facsimile or other means of visible electronic reproduction, the party who has transmitted it shall:

     (a) forthwith confirm the fact of transmission by telephone to the party to whom such notice or communication has been transmitted, and

     (b) use its best endeavors to despatch, within seven (7) business days after the notice or communication is transmitted, a copy of the notice or communication by post to the party to which it has been transmitted.